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                                                       Rule 424(b)(3)
                                                       File No. 333-84725

Pricing Supplement No. 19                        Dated: May 17, 2001
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $200,000,000           Issue Price: 100.00%

Original Issue Date: May 23, 2001        Stated Maturity Date: November 25, 2002

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
             [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 25th day of February, May, August and November, beginning August 28, 2001, up to but excluding the Stated Maturity Date.

Interest Payment Dates (If other than as specified in the Prospectus Supplement): The 25th day of February, May, August and November, beginning August 28, 2001, up to and including the Stated Maturity Date.

Interest Determination Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 4.33625%

Index Maturity: 3 Month Libor
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Day Count Convention: Act/360

Maximum Interest Rate: N/A               Minimum Interest Rate: N/A

Spread (+/-): +.26%                      Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
  Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Discount or Commission: .074%

Other Provisions:    a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                         NO. 19 UNDER MTN-SERIES J PROGRAM: $1,970,000,000.00
                     b)  CUSIP #42333HNC2
Agents:
Deutsche Bank Securities Inc.                       J.P. Morgan Securities Inc.
31 W. 52nd St.                                      60 Wall Street
New York, NY  10019                                 New York, NY  10260